                                                                      EXHIBIT 11

EARNINGS PER SHARE

The computation of basic and diluted earnings per share is as follows:
(In thousands, except per share data)




                                  Three Months Ended     Nine Months Ended
                                        June 30,              June 30,
                                  ------------------     -----------------
                                      1998      1997        1998      1997
                                      ----      ----        ----      ----

Weighted average shares
outstanding                         11,743      11,628      11,702      11,625


Add equivalent shares for
stock options (a)                    1,839       1,561       1,759       1,512
                                   -------     -------     -------     -------

Average shares outstanding for
computation of earnings per
share                               13,582      13,189      13,461      13,137
                                   =======     =======     =======     =======



Net Income                         $ 9,170     $ 6,404     $11,257     $ 9,926
                                   =======     =======     =======     =======




EARNINGS PER SHARE:

Basic                              $   .78     $   .55     $   .96     $   .85
                                   =======     =======     =======     =======

Diluted                            $   .68     $   .49     $   .84     $   .76
                                   =======     =======     =======     =======






(a) Computed under the "Treasury Stock Method" using the average market price for the respective period.